UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 4, 2013

LinnCo, LLC

Linn Energy, LLC

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-35695 000-51719	45-5166623 65-1177591
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 4, 2013, the Boards of Directors of Linn Energy, LLC (“LINN”) and LinnCo, LLC (“LinnCo”) voted to increase the size of each of the LINN and LinnCo boards of directors to eight members. Based on the recommendation of the LinnCo board, LinnCo’s sole voting shareholder, LINN, elected Linda M. Stephens to fill the vacancy. Based on the recommendation of LINN’s Nominating and Governance Committee, the LINN board also elected Ms. Stephens to fill its vacancy.

Ms. Stephens is an independent director and in accordance with LinnCo’s Amended and Restated Limited Liability Company Agreement and LINN’s Third Amended and Restated Limited Liability Company Agreement, she will serve as a director of LINN and LinnCo until her successor has been duly elected and qualified (and in the case of LINN, following the next annual meeting of Unitholders) or in each case until her earlier resignation or removal. Ms. Stephens was not selected for either board pursuant to any arrangement or understanding with any other person. She has not been a participant in any transaction since January 2012, or any currently proposed transaction, in which LINN or LinnCo was or is to be a participant and the amount involved exceeds $120,000.

In connection with her appointment, Ms. Stephens will be granted 5,205 restricted units under the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan, as amended. Under the terms of the restricted unit grant agreement, the units vest in three equal increments beginning January 2015. Vesting will be accelerated upon Ms. Stephens’ death or disability, upon a change of control, or if Ms. Stephens’ service on both boards is terminated by the Company for any reason other than for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC LINNCO, LLC

Date: February 8, 2013	By:	/s/ Candice J. Wells
Candice J. Wells
Corporate Secretary of Linn Energy, LLC
Vice President, Assistant General Counsel & Corporate Secretary